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Exhibit 99.1

For more information, contact:	Judith A. Vitale CFO judiv@firstwave.net 770-431-1206
Thomas J. Rozycki, Jr. GCI Group trozycki@gcigroup.com 212-537-8016

Firstwave Reports Preliminary Third Quarter Results
Third Quarter Earnings Conference Call Scheduled for October 28, 2003

ATLANTA (October 8, 2003)—Firstwave Technologies, Inc. (NASDAQ: FSTW), a leading web-based, industry-focused Customer Relationship Management (CRM) solutions provider, is announcing today preliminary results for the third quarter of 2003. The Company expects third quarter revenues to be in the range of $2.3 million to $2.4 million and anticipates a net loss in the range of $0.43 to $0.46 per basic share. These anticipated results are preliminary and are subject to further review. These results were impacted by the delay of acceptance of a material services project that has continued into the fourth quarter.

Prior to the third quarter of 2003, the Company had reported seven consecutive quarters of profitability. The Company's strategy to return to profitability includes cost-cutting measures already implemented throughout the organization. With respect to certain expenses, these measures are expected to result in savings of approximately $500,000 in what would have been the expense level in the fourth quarter as compared to the level of those expenses in the third quarter.

"We have structured these reductions so that they should have little or no impact on our ability to deliver license revenues and maintain customer satisfaction in the CRM marketplace and in our vertical markets in coming quarters," said Richard Brock, Firstwave's chief executive officer.

Brock continued, "While the preliminary results we have announced today are disappointing, our entire management team is fully committed to our business plans and believes in the future prospects of the Company. As stated previously, Firstwave has made a significant investment in developing new products and solutions over the last year, which adds to our total solution portfolio. These products and solutions include the Firstwave IDE and Firstwave CRM Suite Version 10."

Brock continued, "We are beginning to see the results of this investment through the implementation of our new technologies in several companies, and we are poised to continue to capitalize on this investment in the coming years."

"Perhaps more importantly, Firstwave is in the process of launching a major new product initiative that we believe will have a positive impact on the future direction of the Company," added David Simmons, Firstwave's president and chief operating officer. "We are looking forward to sharing more information on this new initiative during our October 28th conference call."

The Company plans to report its full financial results for the quarter after the market close on October 28, 2003. An earnings conference call is scheduled to be held on that same day at 4:45 P.M. EST. To participate in the call from the United States or Canada, please dial (877) 828-7410 approximately five minutes prior to the start time. To participate in the call from outside the United States or Canada, please dial (706) 643-3702 five minutes prior to the start time. The Conference ID is 3248832. Two hours after the completion of the conference call, a digital recording of the call will be available for seven days, and may be accessed by dialing (800) 642-1687 from inside the United States or Canada and (706) 645-9291 from outside the United States or Canada and entering the Conference ID# 3248832.

The call, which will be simultaneously broadcast live over the Internet, may be accessed at www.firstwave.net beginning at 4:30 P.M. The online archive of the broadcast will be available within one hour of the live call at www.firstwave.net, where it will remain available for a period of twelve months. Please allow extra time prior to the call to visit the broadcast website and download the streaming media software required to listen to the Internet broadcast.

ABOUT FIRSTWAVE

Firstwave® Technologies, Inc. is a global provider of web-based, industry-focused, CRM solutions that automate and optimize how companies win, maintain and grow customer relationships. With over 18 years of experience in CRM, Firstwave strives to maintain the depth and industry experience required to address the unique business needs of diverse companies. Firstwave's CRM Suite streamlines business processes and boosts any company's ability to obtain new customers and manage and service existing customers. The product's revolutionary web-based XML features, industry-focused functionality and.NET architecture incorporates and complements Firstwave's legacy of CRM best practices, which has earned the Company numerous industry awards and accolades. Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company's web site at www.firstwave.net <http://www.firstwave.net> or call 1-800-540-6061.

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NOTE:    Except for historical information contained herein, the matters set forth in this communication are "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, plans, should and words of similar meaning. Firstwave Technologies, Inc. (the "Company") notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as the fact that the anticipated results reported above are preliminary and subject to further review and possible adjustment, potential fluctuations in quarterly results due to market demand, competition and technological developments, the Company's capital requirements and other liquidity concerns, the Company's ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission ("SEC"), under the caption "Certain Factors Affecting Forward Looking Statements," which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. As noted above, the Company anticipates reporting full financial results for the quarter on October 28, 2003. Otherwise, the Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2003 or beyond.

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Firstwave Reports Preliminary Third Quarter Results Third Quarter Earnings Conference Call Scheduled for October 28, 2003